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                           GLENBROOK LIFE & ANNUITY COMPANY
                                3100 Sanders Road--J4B
                                 Northbrook, IL 60062

Telephone: (847) 402-2545                                     Diana B. Montigney
Fax: (847) 326-7231                                Vice President & Life Actuary
                                                                F.S.A., M.A.A.A.
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                                                              September 17, 1996

In my capacity as Vice President and Life Actuary of Glenbrook Life & Annuity Company (the "Company"), I have provided actuarial advice concerning:

    The preparation of Pre-Effective Amendment No. 1 to the registration statement on Form S-6 (File No. 333-02581) filed by Glenbrook Life Variable Life Separate Account A and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

    The preparation of policy forms for the variable life policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The percentage of sales load under a Policy will never exceed nine per cent of payments made thereon.

2. The illustrations of death benefits, net cash values, accumulated premium, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and with the Company's administrative procedures.

3. The rate structure of the Policies has not been designed so as to make the relationship between the initial premiums and policy benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male and female insureds, aged 45, 55, and 65, or for joint insureds (male/female aged 55 and male/female aged
    65) in the underwriting class illustrated than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

4. The illustrations shown in Appendix A are for commonly used rating classifications and for premium amounts and ages appropriate to the markets in which this Policy is sold.

I hereby consent to the filing of this opinion as an Exhibit to this Pre-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.


                        By:  /s/ Diana B. Montigney
                             -----------------------------------------
                             Diana B. Montigney, F.S.A., M.A.A.A.
                             Vice President & Life Actuary